Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Slide Insurance Holdings, Inc. of our report dated March 7, 2025, with respect to the consolidated financial statements of Slide Insurance Holdings, Inc. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Forvis Mazars, LLP

Charlotte, North Carolina

May 23, 2025